UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR
MARY KENNEDY THOMPSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson intend to file a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and for the approval of a business proposal to be presented at the Annual Meeting.

On September 7, 2021, AB Value issued the following press release:

Concerned Shareholders of Rocky Mountain Set the Record Straight

About Gilded Governance Changes Made by Rocky Mountain

Chocolate Factory

The Company’s Recent Settlement Proposal is Disingenuous

Urges Shareholders to Demand Accountability by Voting for the Concerned Shareholders of Rocky Mountain’s Director Candidates

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC, together with its affiliates (“AB Value”), and the other participants in this solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) representing approximately 13.54% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), today commented on mischaracterizations in the Company’s preliminary proxy statement and the recent settlement proposal.

The Concerned Shareholders of Rocky Mountain believe that shareholders should know that the Company continues to misrepresent its interest to enhance corporate governance. Specifically, refreshment of the Company’s Board of Directors (the “Board”) over the past couple of years has largely been due to shareholder pressure. In 2019, Andrew T. Berger (AB Value’s Managing Member) and Mary Kennedy Thompson joined the Board as part of a settlement agreement with AB Value. Tariq Farid joined the Board in December 2019 as part of a strategic alliance with Edible Arrangements, LLC, when Mr. Berger had not yet joined the Board. Mr. Farid subsequently resigned due to disagreements between the Company and Edible Arrangements, LLC related to the strategic alliance and ecommerce agreements. Meanwhile, Jeffrey R. Geygan—a Company nominee—also joined the Board as part of a settlement agreement with Global Value Investment Corp. (“Global Value”) in August 2021. Absent settlement related additions, the Board has failed to undertake refreshment on its own.

In fact, before AB Value’s campaign in 2019, the Board, which was comprised of current Company nominees Brett Seabert and Bryan Merryman, was marred by poor corporate governance practices. At the Company’s 2018 Annual Meeting of Shareholders, the average Board tenure was 19 years and four of the six directors had been on the Board for at least 18 years. Brett Seabert was the newest director who joined in 2017. At the time of joining the Board, Mr. Seabert had no prior public board or related industry confectionary experience. He had been involved with real estate development, construction, and a casino management company.

“It is very convenient for the Company to take what we find to be purely reactionary steps to address governance deficiencies we’ve been championing for years, only weeks ahead of the upcoming election contest,” commented Mr. Berger. “How can the Board expect any shareholder to view these knee jerk efforts as sincere, when prior to the Concerned Shareholders of Rocky Mountain’s pressure, the Board was either unwilling or unable to muster the courage necessary to effect changes needed at the Company?”

The following summarizes events that, in the Concerned Shareholders of Rocky Mountain’s opinion, reveal the Company’s true colors.

The Terms of the Company’s Settlement Proposal Are Outrageous

The Company’s counsel recently shared with AB Value a proposed settlement framework that failed to include any future compositional changes to the Board (a purported “red-line” for the Company). It included drastically off-market and off-putting concessions for the Concerned Shareholders of Rocky Mountain, including standstill provisions and voting commitments lasting four years and covering three annual meetings—which in our opinion is unheard of in this context—that would have entrenched incumbent directors for multiple years. By contrast, Global Value’s settlement agreement with the Company, which designated Mr. Geygan to the Board, contains standstill provisions and voting commitments that cover one annual meeting and last less than one year (even though Global Value and Mr. Geygan recently sought a tender offer for a control-like stake in the Company, have tried to buy the Company in the past, and just weeks ago threatened to replace a majority of the Board after their control attempts were rejected by the Company).

Questionable Board Leadership Consistently Demonstrates Questionable Judgments

The Company’s settlement proposal is only the latest in a string of recent missteps by Chairperson and special committee member Rahul Mewawalla. Mr. Mewawalla, who has no prior public board experience, no C-level experience with a public company, and no food and beverage experience, was the first and only candidate brought forward as part of the Board’s ‘refreshment efforts.’ He was not only raced through the nomination process by incumbent directors with minimal vetting of his background and qualifications, but was also after a mere 43 days into his first public directorship, appointed chairperson of the Board. Since his nomination and subsequent appointment as a director of the Board, he has at a minimum participated in, if not overseen, the following:

●	Backing out of what had been a heavily negotiated settlement agreement with AB Value. At the time when AB Value had been led to believe by the Company’s outside general counsel and CEO that the Board was on the precipice of approving an amicable and heavily negotiated resolution with AB Value, the Company instead issued a press release on July 21, 2021 announcing many of the very changes the Company had agreed would be part of the settlement agreement.

●	Failing to identify issues of Scott Capdevielle’s fitness as a public company director. Although Mr. Capdevielle had served as a director of the Company for 12 years, the Company had not identified his lack of judgment in making highly inappropriate public statements until Mr. Berger brought them to light on July 24, 2021. Mr. Capdevielle resigned on July 26, 2021.

●	Engaging a costly technology expert who appears to lack consumer experience as lead consultant to identify director candidates. Mr. Mewawalla spearheaded the Board’s decision to hire an expensive lead consultant from Russell Reynolds Associates to manage a director search process, despite AB Value having already presented several highly-qualified candidates with relevant experience. The lead consultant met with some of our candidates and unsurprisingly, like Mr. Mewawalla, the lead consultant has technology experience, but no food or beverage experience.

●	Packing the Board in advance of the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). The Company had ample time—over several years—to follow through on AB Value’s calls for Board refreshment. Yet, the first time “Board refreshment” was publicly mentioned by the Company was on July 22, 2021—that is, less than a month after AB Value submitted its notice of nomination to the Company. Since then, the Company rushed to appoint two new directors, who were identified and recruited in less than a month of hiring Russell Reynolds Associates, which we believe to be a defensive, reactionary decision to manage this year’s contested annual meeting of shareholders.

Do Not Be Misled by the Company

The Concerned Shareholders of Rocky Mountain believe that the record shows everything the Company has done over the course of the last several months is a direct result of pressure by AB Value. In addition, the Concerned Shareholders of Rocky Mountain are disappointed that, instead of acknowledging all of the efforts of AB Value, the Company appears to have decided to punish shareholders by refusing to place Mr. Berger on the Company’s slate of directors for the 2021 Annual Meeting. This refusal to include Mr. Berger was decided by the Board despite Mr. Berger having received nearly the highest percentages of shareholder support during the past two director elections (84.7% in 2019 “FOR” his election and 76.8% in 2020). Only Mary Kennedy Thompson, also a member of the Concerned Shareholders of Rocky Mountain’s slate of director candidates, received higher support.1

In the Concerned Shareholders of Rocky Mountain’s opinion, the Board’s decision to leave Mr. Berger off the Company’s slate of directors is yet another example of the Board’s entrenched mindset and actions, which include the Board’s decision to retain a decade-long poison pill, without shareholder approval. Mr. Berger and the Concerned Shareholders of Rocky Mountain find the Board’s decision not to nominate Mr. Berger as a reaction to AB Value’s consistent calls for uncomfortable, but shareholder friendly, change, including Mr. Berger’s requests for the separation of the CEO / chairperson roles, his questioning of former CEO Franklin Crail’s place on the Board’s Compensation Committee as a non-independent director, and his call for the resignation of Mr. Capdevielle. Importantly, it was due to the continued pressure by Mr. Berger that the Company took action on each of his requests, which resulted in the announced retirement of Mr. Crail and resignation of Mr. Capdevielle.

The Concerned Shareholders of Rocky Mountain’s slate of five highly-qualified individuals—Andrew T. Berger, Mary Kennedy Thompson, Mark Riegel, Sandra Elizabeth Taylor and Rhonda J. Parish—was selected after an extensive evaluation of numerous potential candidates, and has the skillsets that are urgently needed at the Company. The majority of these candidates have served at public companies and bring a wide array of experience: corporate social responsibility, restaurant and confection industry expertise, sophisticated financial analysis and judgment, and successful track records. Perhaps most importantly, these candidates, if elected, will consistently strive to do what is in the best interests of ALL shareholders.

1 See Form 8-K filed by the Company with the SEC on January 9, 2020 and Form 8-K filed by the Company with the SEC on September 18, 2020. This excludes voting results of Tariq Farid, who no longer serves as a director on the Board.

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson (collectively, the “Participants”) intend to file a definitive proxy statement and an accompanying BLUE proxy card with the SEC to solicit proxies from shareholders of the Company for use at the 2021 Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Such proxy materials will be available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson. As of the date hereof, AB Value Partners, LP directly owns 224,855 shares of common stock, $0.001 par value per share of the Company (“Common Stock”). As of the date hereof, AB Value Management LLC directly owns 235,334 shares of Common Stock. As of the date hereof, Mr. Radoff directly owns 366,889 shares of Common Stock. As of the date hereof, Ms. Thompson directly owns 2,000 shares of Common Stock. As of the date hereof, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841

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